Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Array BioPharma Inc.:

We consent to the use of our reports dated August 19, 2016, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2016 and 2015, and the related statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boulder, Colorado

August 19, 2016